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                                                                  Exhibit 99.B11




CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 33 to Registration Statement No. 2-91216 of Prudential Municipal Series Fund of our reports dated October 14, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
October 28, 1996